CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form N-lA of our report dated March 29, 2016, relating to the financial statements and financial highlights of Golub Group Equity Fund, a series of Valued Advisers Trust, for the year ended January 31, 2016, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Cohen Fund Audit Services, Ltd.

Cleveland, Ohio

May 27, 2016

COHEN FUND AUDIT SERVICES, LTD. I CLEVELAND I MILWAUKEE I 216.649.1700

Registered with the Public Company Accounting Oversight Board.